Exhibit 99.1

PRESS RELEASE

Date: December 21, 2009	Contact:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email:	donna@cubicenergyinc.com

Cubic Energy, Inc. Announces Amendment to Senior Credit Agreement With Wells Fargo Energy Capital

DALLAS, TX — Cubic Energy, Inc. (NYSE Amex: QBC) (“Cubic” or the “Company”) announces today, that on December 18, 2009, the Company entered into a Second Amendment to its Credit Agreement with Wells Fargo Energy Capital (“WFEC”).  This amendment increases the Company’s revolving credit line from $20,000,000 to $40,000,000; provides for a borrowing base increase from $20,000,000 to $25,000,000; and extends the $5,000,000 term note previously in place. The maturity date for the term note and amounts extended under the revolver is now July 1, 2012.  The interest rate remains at the Wells Fargo Bank prime rate + 2%.  Cubic extended to December 1, 2014 the expiration date of the Warrant to purchase 2,500,000 common shares previously issued to WFEC; and issued an additional Warrant to purchase 5,000,000 common shares at an exercise price of $1.00 per share, with an expiration date of December 1, 2014.

Larry Badgley, Cubic’s CFO states, “Our continued relationship with Wells Fargo Energy Capital provides us with additional support as we increase activity in our Haynesville Shale acreage, which we anticipate leading to increased reserves and added value for the Company and our shareholders. When coupled with the $30,900,000 drilling credit recently acquired, Cubic will be able to both keep up with the costs of non-operated wells and have an opportunity to look at growing Company assets and our shareholder value”

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas.  The Company’s oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

Visit www.cubicenergyinc.com for more information on Cubic Energy, Inc.

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, obtaining the necessary financing for the general operations of the Company, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators and contractors to drill wells, develop the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.  Cubic can not guarantee any level of production from its wells.